ION Earnings Call – Q2 2017 Earnings Call Presentation August 3, 2017

Corporate Participants and Contact Information CONTACT INFORMATION If you have technical problems during the call, please contact DENNARD–LASCAR Associates at 713 529 6600. If you would like to view a replay of today's call, it will be available via webcast in the Investor Relations section of the Company's website at www.iongeo.com for approximately 12 months. BRIAN HANSON President and Chief Executive Officer STEVE BATE Executive Vice President and Chief Financial Officer 2

Forward-Looking Statements The information included herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may vary fundamentally from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risk factors that are disclosed by ION from time to time in its filings with the Securities and Exchange Commission. 3

Revenues $M 4 • Revenues of $46M • Up 27% compared to Q2-16 • Up >50% excluding OBS Services • Up 41% sequentially to Q1-17 • 2H-17 expected to outperform 1H considering license round activity and customer purchasing patterns • Adjusted EBITDA of $14M versus $(3)M in Q2-16 • Fourth consecutive quarter since 2014 of break-even or better Adjusted EBITDA • Backlog increased to $48M, up from $30M one year ago • Multi-client backlog is the highest it’s been since Q3-13 • Backlog is now >$62M as momentum continued to build throughout July ION Q2-17 Financial Highlights (21) (10) -$30 -$20 -$10 $0 Adjusted Net Loss $M Q2-16 Q2-17 36 33 46 $- $10 $20 $30 $40 $50 Q2-16 Q1-17 Q2-17 16 -3 14 $(5) $- $5 $10 $15 Q2-16 Adjusted EBITDA $M Q2-17 30 25 $- $10 $20 $30 $40 $50 Q2-16 Q1-17 Q2-17 Backlog $M 48

ION Q2-17 Highlights 5 E&P Technology & Services  Significant increase in new venture and data library revenues  Continue seeing strong demand for our 3D multi-client reimaging programs  New venture activity picking up, launched two programs in Q2 and expect to launch three programs in Q3  Imaging Services supported Talos' historic Zama-1 Mexico discovery  Imaging Services awarded two ocean bottom seismic imaging projects  E&P Advisors awarded third license round management contract

ION Q2-17 Highlights 6 E&P Operations Optimization  Devices revenues increased due to new sales to non-traditional customers and from new offerings  Completed 50th deployment of Marlin, adding significant value to clients  Evaluating Marlin for adjacent markets, such as offshore wind and port management Ocean Bottom Seismic Services  Continue to actively pursue multiple tenders for longer-term work  Anticipate significant growth in the OBS market in 2017+  New 4Sea system was extremely well received – Cost and productivity – Turnaround time – Geophysical integrity Step change in:

(1.85) (.88) $(2.00) $(1.50) $(1.00) $(0.50) $- Adjusted EPS Q2-16 7 ION Financial Overview Q2-17 Summary $- $10 $20 $30 $40 $50 Q2-16 Q2-17 36 46 27% OBS Services E&P Ops E&P T&S Revenue $M • Revenues up 27% vs Q2-16 • E&P Technology & Services up 82% • E&P Operations Optimization up 9% • No OBS Services revenues Q2-17 • Adjusted operating loss of $4M compared to $15M in Q2-16 • Favorability driven by higher margin revenue mix in addition to the positive impact of cost savings initiatives • Adjusted EPS of $(.88) compared to $(1.85) in Q2-16 • Adjusted EBITDA of $14M versus $(3)M in Q2-16 • Fourth consecutive quarter of break-even or better Adjusted EBITDA (15) (4) ($20) ($15) ($10) ($5) $0 T h o u s a n d s Q2-16 Q2-17 Q2-17 Adjusted Operating Loss $M -3 14 $(5) $- $5 $10 $15 Q2-16 Adjusted EBITDA $M Q2-17

ION Financial Overview

Cash Flow $M

	Q2-16	Q2-17	1H-16	1H-17
Net income (loss)	$ (25.3)	$ (10.0)	$ (60.3)	$ (33.0)
Non-cash adjustments	16.2	18.5	29.8	36.2
Working capital	(5.8)	(6.9)	18.2	0.5
Cash from operations	**(14.8)**	**1.7**	**(12.3)**	**3.6**
Multi-client investment	(2.3)	(5.1)	(8.6)	(8.5)
PP&E capital expenditures	(0.1)	(0.9)	(0.3)	(0.9)
Net cash from investing activities	**(2.4)**	**(6.0)**	**(9.0)**	**(9.4)**
Payment to repurchase bonds	(15.0)	-	(15.0)	-
Costs associated with issuance of debt	(4.9)	-	(6.2)	-
Borrowings under revolving credit facility	15.0	-	15.0	-
Other financing activities	(2.6)	(1.5)	(5.7)	(3.5)
Net cash from financing activities	**(7.4)**	**(1.5)**	**(11.9)**	**(3.5)**
Effect of change on f/x	0.4	(0.6)	0.7	(0.2)
Net Change in Cash	**(24.2)**	**(6.4)**	**(32.5)**	**(9.4)**
Cash & cash equiv. (beg. of period)	76.7	49.6	84.9	52.7
Cash & cash equiv. (end of period)	**$ 52.4**	**$ 43.3**	**$ 52.4**	**$ 43.3**

- Net cash flows from operations of $2M vs $(15)M in prior year
- Total net cash flows of $(6)M vs $(24)M in Q2-16
- Cash balance of $33M, excluding borrowings under credit facility
  - Credit facility borrowings of $10M and remaining availability of $12M
  - Expect credit facility availability to increase with increasing revenues in 2H-17
- Total liquidity (cash and revolver availability) of $55M at June 2017
  - Expect liquidity to increase in back half of year

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R&D Programs Key to Positioning ION for Recovery 9 VSO 1st Generation VSO 2nd Generation VSO 3rd Generation Next Gen OBS System 2016 2004 2007 2006 2018 EQUIPMENT SUPPLIER SOLUTION PROVIDER TO E&P COMPANIES VSO 4th Generation 4Sea Next Generation Nodal System SailWing Innovative foil diverter

Summary  Over the last 18 months, we have targeted opportunities less dependent on cycle recovery and we are starting to see these efforts pay off – Selecting specific geographic areas – Focusing on production optimization offerings – Commercializing unique and differentiated technologies We are a niche business in a large market and are surgically targeting areas that are attractive, which is supporting the recovery of our business 10

11 Q&A